EXHIBIT 10.2

TERM NOTE A

Dated:  October 7, 2013 Amount:  $10,000,000.00

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, the undersigned Champion Industries, Inc., a West Virginia corporation (the “Borrower”) promises to pay to the order of Big 4 Investments, LLC, a Louisiana limited liability company (hereinafter referred to as the “Successor Lender”) Ten Million Dollars ($10,000,000.00) with interest on the principal amount thereof outstanding from time to time from the date hereof until paid in full, at an interest rate which is subject to change from time to time based on changes in an independent index which is the highest Prime Rate most recently published in “The Wall Street Journal’s money rates column” as the base rate on corporate loans at large U.S. money center commercial banks (the “Index”) plus two percent (2%).  If the Index becomes unavailable during the term of this loan, the Successor Lender may designate a substitute index after notifying Borrower.  The interest rate change will not occur more often than each day.  Any change in the Prime Rate shall be effective as of the day on which the change is announced to become effective. Principal and accrued interest are due and payable in monthly installments of $50,000 principal each installment plus accrued interest, commencing on November 1, 2013 and continuing on the first day of each month until April 1, 2015, at which time the entire unpaid principal balance and accrued interest thereon shall be due and payable in full, together with a premium of Five Hundred Thousand Dollars ($500,000), at 63399 Highway 51, Roseland, Louisiana 70456, or at such other location as may be subsequently designated by the Successor Lender.  Said payments shall be applied first to the payment of interest on the unpaid balance and second to the payment of principal.  Interest shall be calculated on a 365-day basis and is based on the actual number of days that elapse during the lending period.

1.           This note is the Term Note A described in and entitled to the benefit and security of that First Amended and Restated Credit Agreement dated as of October 19, 2012 among Champion Industries, Inc. as Borrower, various Lenders from time to time party thereto and Fifth Third Bank as Administrative Agent, L/C Issuer and Lender, as amended (most recently by Amendment dated October 7, 2013 between Champion Industries, Inc. as Borrower and Successor Lender), together with all collateral documents therein provided for (the “Loan Agreement” with respect to which Successor Lender is the assignee and sole remaining lender).  This note evidences an extension and renewal of loans heretofore outstanding under the Loan Agreement with no additional principal being advanced hereunder.   If any default should be made in the payment of any installments of this Note or any part thereof when due, or if there should be a breach at any time of a covenant, condition, provision, warranty, stipulation or agreement contained in said Loan Agreement the entire principal balance hereof, together with all interests accrued thereon and premium shall at once be and become due, payable and demandable, without any further notice, at the option of the Successor Lender.  Upon the occurrence of any Default due to nonpayment of this Note or Event of Default due to nonpayment of this Note under the Loan Agreement or after acceleration, the Borrower shall pay interest equal to the Index plus 4% until the Default or Event of Default is cured.

2.           The Borrower may prepay the whole part hereof at any time upon payment of the aforesaid $500,000 premium.

3.           No delay or omission on the part of Successor Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

4.           The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note; and assents to any extension or postponement of the time of payment or any other indulgence, and/or to the addition or release of any property and/or any other party or person primarily or secondarily liable.

5.           In case any one or more of the provisions contained in this Note, or any of the documents or agreements contemplated hereby, should be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

6.           In the event that all or any part of any payments made to the holder shall be rescinded, avoided or recovered from the holder for any reason whatsoever, including, but not limited to, proceedings in connection with the insolvency or bankruptcy of the Borrower or the paying party, the amount of such rescind, avoided or recovered payment shall be added to the Note balance and all representations, warranties and covenants of the Borrower shall remain in full force and effect and the Borrower shall remain liable to the holder for the amount of such rescinded, avoided or recovered payments in accordance with this Note.

7.           This Note shall be governed by and construed in accordance with laws of the State of Louisiana in all respects.

8.           Borrower hereby submits to the non-exclusive jurisdiction of the United States District Court for the Eastern District of Louisiana and of any Louisiana state court sitting in Tangipahoa Parish, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient form  BORROWER AND, BY ACCEPTING THE BENEFITS OF THIS AGREEMENT, SUCCESSOR LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTION CONTEMPLATED HEREBY.

9.           The Borrower will pay on demand all costs of collection and reasonable attorney fees incurred or paid by Successor Lender in enforcing this Note when the same has become due.

CHAMPION INDUSTRIES, INC., a West Virginia corporation

By:/S/ Todd R. Fry
Its: Senior Vice President and Chief Financial Officer